Exhibit 99.1

AtheroNova and Maxwell Biotech Group Agree on Deal Terms to Develop New Atherosclerosis Drug

Maxwell to Fund Clinical Trials, Become Equity Investor in AtheroNova, and License AHRO-001 for Russia

IRVINE, CA – (September 8, 2011) - AtheroNova Inc. (OTCBB: AHRO) ("AtheroNova”), a biotech company focused on the research and development of compounds to regress atherosclerotic plaque, has signed a binding term sheet with the Maxwell Biotech Group (“Maxwell”) to license commercialization rights for AtheroNova’s AHRO-001 lead atherosclerotic plaque regression compound. Maxwell, with funding provided by the Maxwell Biotech Venture Fund, Russia’s premier biotech venture capital firm, will become equity investors in AtheroNova and commit to fund Phase I and Phase II human clinical studies in Russia. In return for this investment, AtheroNova will issue up to $4.1 million in common stock and grant to Maxwell an exclusive license to develop and commercialize AHRO-001 in the territory encompassing the Russian Federation, Belorussia, Ukraine, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Moldova, Azerbaijan and Armenia.

“This agreement with Maxwell represents a strong vote of confidence in our technology and also assures the resources to move AHRO-001 into the clinic, not only for Phase I, but also for Phase II human studies,” said Thomas W. Gardner, CEO of AtheroNova. “Maxwell has committed to fund these clinical studies following extensive due diligence during which they vetted not only our science, intellectual property, projected market size and development pathway, but also the potential of our plaque regression technology to transform the treatment of atherosclerosis. Maxwell’s enthusiastic participation in our upcoming clinical studies reflects their positive evaluation of prospects for the success of AHRO-001 in the prevention and regression of atherosclerotic plaque and reduction of cholesterol.”

“We are very excited to enter the agreement with AtheroNova”, said Alexey Eliseev, Managing Director of Maxwell. “Russia has one of the highest mortality rates from cardiovascular diseases in the world and atherosclerosis is a huge and growing problem in the country. The potential of AHRO-001 to reverse the progression of atherosclerotic plaques offers enormous benefits to a large number of patients in the region and in the world. The availability of a world-class network of clinical trial sites in Russia gives us the opportunity to rapidly and cost-effectively generate clinical proof of concept for the drug and contribute to its development for the global market.”

“In addition, the agreement with Maxwell represents our first licensing partnership for AHRO-001, and reflects Maxwell’s forecast of strong demand for our atherosclerotic plaque regression compound in the license region. This is a significant milestone for AtheroNova as we complete the pre-clinical stage of the AHRO-001 development program and prepare for our upcoming FDA pre-IND meeting and the launch of clinical studies,” concluded Mr. Gardner.

Upcoming Investor Presentation

AtheroNova will be a presenting company at the Rodman & Renshaw 13th Annual Healthcare and Global Investment Conference to be held in New York City from September 11-13, 2011 at the Waldorf-Astoria.  Thomas W. Gardner, CEO of AtheroNova, will present at 3:15pm ET on September 13.

Mr. Gardner will discuss AHRO-001, the Company’s lead compound for the regression of atherosclerotic plaque, as well as the company’s pipeline and development plans.

In addition to the presentation, Mr. Gardner will be available to meet with analysts, industry executives and investors in one-on-one meetings.  Those interested in meeting with Mr. Gardner for a one-on-one discussion during the Conference are encouraged to contact the Company directly at info@atheronova.com.

About AtheroNova

AtheroNova Inc., through its wholly-owned subsidiary, AtheroNova Operations, Inc., is an early stage biotech company focused on discovery, research, development and licensing of novel compounds to reduce or regress atherosclerotic plaque deposits.  The Company’s focus on compounds to reduce or eliminate atherosclerotic plaque deposits addresses the most lucrative segments of the multi-billion dollar prescription drug market: cardiovascular disease and stroke prevention.

About Maxwell Biotech Group

Maxwell Biotech Group is a development partner and financial resource for biotechnology companies.  Maxwell provides investment capital and access to an established infrastructure for conducting high-quality clinical trials in Russia, and helps enable the rapid and cost-effective achievement of clinical objectives. Maxwell’s unique business model can add value to its partners’ pipelines and provide a commercialization path to one of the most lucrative emerging markets. Maxwell relies on an experienced international team of managers and financial and industry experts, with offices in Moscow, Boston and San Diego.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the Company’s pipeline, milestones, future filings and trials, licensing agreements and equity investment as well as the development of applications for AtheroNova's technology. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in AtheroNova's filings with the United States Securities and Exchange Commission. AtheroNova undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:                                                                                                                                 Investor Contact:

Thomas Gardner                                                      Mark Selawski                                                      Leon Hamerling
Chief Executive Officer                                          Chief Financial Officer                                        Investor Media Group
(949) 476-1100                                                          (949) 476-1100                                                        (877) 725-2500